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                      RESIGNATION AND SEPARATION AGREEMENT


This Resignation and Separation Agreement ("Agreement") between James T. House and Superior Consultant Holdings Corporation is dated and effective as of this 1st day of December, 2000 ("Effective Date").

WHEREAS, House has been employed by Superior and/or its subsidiaries and affiliates (hereinafter collectively referred to as "Superior") since on or about February 1, 1988, most recently in the capacity of Vice President, Chief Financial Officer and Assistant Secretary; and

WHEREAS, House and Superior are parties to an Employment Agreement having an effective date of January 5, 1998, as amended from time to time and most recently as of April 30, 2000 (the "Employment Agreement"); and

WHEREAS, House has resigned the offices of Vice President and Chief Financial Officer and Assistant Secretary of Superior, and has resigned all other offices he may have held in subsidiaries or affiliates of Superior, and has advised Superior of his intention to terminate his employment with Superior, and House and Superior are therefore agreed that it is in their mutual best interests to terminate the existing employment relationship on the terms and conditions herein below defined;

NOW THEREFORE, in consideration of the mutual promises and undertakings herein below set forth, the adequacy of which is hereby acknowledged, the parties do hereby agree as follows:

    1. Superior accepts House's resignation of the offices of Vice President, Chief Financial Officer and Assistant Secretary of Superior, and all offices held by House in subsidiaries and affiliates of Superior, effective October 16, 2000, and accepts, further, House's resignation of employment, and the Employment Agreement is terminated effective 11:59 PM November 30, 2000.

    2. Except as expressly modified herein, obligations of House under the Employment Agreement that survive termination of employment, such as, by way of example and not limitation, obligations of non-solicitation as to Superior's clients, prospective clients and employees; obligations of confidentiality and non-disclosure; obligations of non-competition, remain in full force and effect.

    3. Except as expressly provided herein, Superior and its subsidiaries and affiliates shall have no obligations whatsoever under the Employment Agreement that survive termination of employment. It is expressly understood and agreed that Superior and its subsidiaries and affiliates shall have no obligation for any bonus payments, separation payments, change of control payments or award of any options or other compensation. Section F(c) of the Employment Agreement shall govern the vesting of options upon termination of employment.


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    4.   Superior shall pay House the sum of $175,000, less applicable withholdings, payable in bi-weekly payments of $6,730.77, less applicable withholdings, during the period December 1, 2000 through November 30, 2001; provided, however, that in the event of a change of control event, as the same is defined in the Employment Agreement, the balance of the $175,000 remaining unpaid at such time, less applicable withholdings, shall become due and payable within ten business days following the closing of the transaction creating the change of control event.

    5. Superior shall pay House, on or about November 30, 2000, seventy (70%) percent of the cash value of his accrued Enhanced Time Off, which the parties agree is equal to $8,497.60, less appropriate withholdings.

    6. House shall retain his existing 20,000 Incentive Stock Options having a strike price of $16.00 per share. House shall surrender to Superior all other unexercised stock options held by him, which options shall be deemed forfeited, and Superior shall issue to House, in exchange, an equal number of newly issued non-statutory options, having the identical strike price, exercise terms and vesting schedule.

    7. Superior shall continue to provide its group insurance benefits (including health insurance, group life, dental and the like) to House in the same manner as if House had continued as an employee, for the lesser of twelve months, beginning December 1, 2000, or until House becomes eligible for health insurance coverage under another plan. House recognizes that the twelve months (or shorter period) of continued benefits is counted toward the COBRA eligibility period.

    8. Superior shall retain, at Superior's expense, an outside firm specializing in such services to provide House with outplacement services during the period December 1, 2000 to November 30, 2001, or until House accepts full time employment elsewhere, whichever is shorter. House agrees that Superior's engagement, on his behalf, of Drake Beam Morin ("DBM") under DBM's Senior Executive Program for the above referenced one year period satisfies Superior's obligation under this section.

    9. House shall be entitled to keep, as his own personal property following November 30, 2000, a laptop computer issued by Superior. Superior shall have the right to remove Superior's proprietary information from the computer before delivery to House on the event of termination of employment.

    10. House shall make himself available after November 30, 2000 on a reasonable basis to assist Superior in transition, litigation, or other matters as requested by Superior. In the event any such request for assistance involves a substantial time commitment, Superior shall compensate House at a reasonable hourly rate, to be agreed upon, for his time.


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    11.  House, on behalf of himself, his heirs, successors and assigns, hereby releases Superior, it officers, employees, directors, agents, successors and assigns, from any and all claims, demands, losses, damages or causes of action, known or unknown, accrued or unaccrued, arising out of or in connection with his employment with Superior and its subsidiaries and affiliates, or the termination thereof to the date of this release.

    12. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be modified except in a writing signed by both parties.

    13. This Agreement will be governed by and interpreted in accordance with the substantive laws of the State of Michigan, without regard to conflict of laws principals. Any claim or action arising hereunder shall be brought exclusively in the Circuit Court for Oakland County, Michigan, or in the United States District Court for the Eastern District of Michigan, Southern Division, and both parties consent to such jurisdiction and venue.


Superior Consultant Holdings Corporation             James T. House

By:  /s/ STEVEN H. SMITH                             /s/ JAMES T. HOUSE
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Date: 12/1/2000                                  Date: 12/1/2000


Steven Smith
Executive Vice President